Exhibit 10.16

CONTRACT OF EMPLOYMENT

BETWEEN

DR. HUBERT GASPAR

AND

ORCHARD THERAPEUTICS LIMITED

TERMS AND CONDITIONS OF EMPLOYMENT

This Contract of Employment (“the Contract”) includes the particulars of employment required under Section 1 of the Employment Rights Act 1996 (as amended).

Parties:

Orchard Therapeutics Limited of Birchin Court, 20 Birchin Lane, London, EC3V 9DU, United Kingdom (“the Company”),

and

Dr Hubert Gaspar of [Address]

1.	GENERAL

1.1	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.2	Unless the context otherwise requires, words importing one gender include all other genders and words importing the singular include the plural and vice versa.

1.3	The clause headings do not form part of this Contract and shall not be taken into account in its construction or interpretation.

1.4	You are expected to comply with all the Company’s policies and procedures.

2.	DATE OF COMMENCEMENT OF EMPLOYMENT

2.1	Your employment will begin on January 2nd, 2018 which is also the date on which your continuous period of service commences.

3.	CONDITIONS OF EMPLOYMENT

3.1	Your employment is subject to:

3.1.1	you having the right to work in the United Kingdom;

•	You agree to immediately inform the Company if your right to work status changes during your employment with the Company;
•

The Company reserves the right to carry out checks with the UK Border Agency or otherwise as appropriate in order to seek to establish or verify your right to work status at any time prior to the commencement of your employment or during it. You agree to these checks being carried out by the Company.

3.1.2	the Company receiving, at its own discretion, satisfactory references from previous employers (or other persons it considers appropriate) and evidence confirming any qualifications you may have;

3.1.3	you maintaining any professional qualifications necessary to carry out your role.

3.2	Should you be unable to fulfil any of these conditions at any time during your employment, the Company reserves the right to terminate your employment without notice.

4.	PROBATIONARY PERIOD

4.1

The first six months of your employment with the Company will be treated as a probationary period during which time your employment may be terminated by either party giving one month’s notice in writing at any time during or at the end of this period. This period may be extended at the discretion of the Company.

5.	JOB TITLE AND DUTIES

5.1

You are employed as Chief Scientific Officer & Co-Founder, or in such other role as the Company considers appropriate, and you will report to the Chief Executive Officer or to such other appropriate management as directed by the Company from time to time. Full details of your role can be found in your Job Description to be provided to you separately.

5.2	Your job title does not define absolutely, or limit, the work you may be required to do, which may be anything within your capabilities required by the Company.

5.3	During your employment you will:-

5.3.1	obey all lawful and reasonable directions of the Company;

5.3.2	observe and comply with these terms and conditions and with such codes procedures or policies as adopted and amended by the Company, and in particular those contained in the Employee Handbook; and

5.3.3

devote the whole of your time and attention and skills to the Company during your working time and use your best endeavours to promote, and not do anything detrimental to, the interests of the Company.

6.	PLACE OF WORK
6.1

Your normal place of work is at the Company’s offices, Birchin Court, 20 Birchin Lane, London EC3V 9DU. The Company reserves the right to require you to change your place of work to other such locations as it may reasonably direct from time to time on a permanent or temporary basis.

6.2

It is a condition of your employment that you are prepared to travel within the UK and to other overseas destinations, including the US, as necessary in order to properly carry out your role, at the reasonable request of the Company. You shall travel by such means, and in accordance with such travel tariff, as the Company may from time to time determine.

7.	SALARY AND OTHER BENEFITS

7.1

Your Basic Salary is £250,000 per annum which is pro-rated for 4 days a week based on a full-time salary of £312,500 per annum. Your salary will be reviewed annually in January and any increase will be confirmed to you in writing. Your annual salary will increase by 5% after one year of service at the company. In the following years you will be subject to a yearly salary review that will be dependent on your performance. After the first year increase the Company is under no obligation to award an increase following a salary review.

7.2

Payment of your salary is made monthly in arrears on or before the last day of each calendar month, by bank transfer direct to your own bank account, after deductions for income tax, National Insurance and any other deductions as are required by law.

7.3	The Company reserves the right to change the day of the month on which your salary is paid after giving you reasonable notice.

7.4	The Company reserves the right to make deductions from your remuneration in cases where:
7.4.1

it sustains any loss or damage to property or monies belonging to it (or any of its employees, clients or visitors) as the result of dishonesty, negligence, breach of Company rules, policies or procedures or carelessness on your part;

7.4.2	it has loaned you monies (subject to the terms of the loan);
7.4.3	you have been overpaid remuneration or expenses, have taken unauthorised absence or have been paid for hours not worked; and
7.4.4	you have exceeded your holiday entitlement at the date of termination of your employment or at the end of the holiday year.

By signing this Contract, you consent to such deductions being made.

7.5	Bonus

Sign-On Bonus

You will be entitled to a Sign-On Bonus upon the commencement of your employment with the Company. This bonus will be paid to you as follows, less such deductions for tax and National Insurance as the Company is required to deduct and subject to you being in the Company’s employment at the time of payment due and not having received or given notice to terminate your employment, for whatever reason:

•£50,000 to be paid in the payroll in the first month of employment with the Company;

•£40,000 to be paid in the payroll in January 2019.

Company Bonus Scheme

The Company also operates a Bonus Scheme, under which you may be entitled to a bonus payment of 35% of your Basic Salary which is based on your individual performance (30% of any total Bonus payment) as well as the performance of the Company as a whole (70% of the total of any Bonus payment) for the relevant period. Your entitlement to any bonus payment shall be determined in the Company’s sole and absolute discretion. The Company shall also be entitled to alter the percentage split between your individual performance and the Company’s performance used to calculate any Bonus entitlement at any time and in its sole discretion.

Payment will only be made if you are in the Company’s employment at the time payment is due and have not received or given notice to terminate your employment, for whatever reason.

7.6	Pension

The Company will comply with any duties it may have in respect of you under part 1 of the Pensions Act 2008 (“the Pensions Act”).

The Company shall be entitled to deduct from your salary any amounts payable by you as member contributions into such pension scheme as the Company is using from time to time.

The Company is currently using a Group Personal Pension Scheme with Royal London in respect of its duties under the Pensions Act. Further details regarding the pension scheme are available from Human Resources.

Membership of the pension scheme is strictly subject to the rules of the scheme as amended from time to time.

The Company reserves the right to vary or discontinue any pension scheme in place from time to time.

7.7	Private Health Insurance

You and your spouse/partner and dependent children are eligible for membership of the

Company’s Private Health Insurance Scheme (“the Health Insurance Scheme”).

Membership of the Health Insurance Scheme is dependent upon the Scheme provider making the appropriate cover available. If the Health Insurance Scheme provider refuses for any reason to provide the benefit to you, the Company shall not be liable to provide you with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

The Company reserves the right to withdraw or amend the Health Insurance Scheme (including the level of cover provided under the Scheme) at any time on reasonable notice to you.

7.8	Long Term Disability

The Company operates a Long-Term Disability Scheme (“the LTD Scheme”). The Company shall only be obliged to make payments to you under the LTD Scheme if it has received payment from the LTD Scheme provider for that purpose or if you are not receiving benefits from the LTD Scheme provider directly.

If you are receiving benefits under the Company's LTD Scheme, the Company shall be entitled to appoint a successor to perform all or any of the duties required of you and your duties shall be amended accordingly.

Membership of the LTD Scheme is dependent upon the Scheme provider making the appropriate cover available. If the LTD Scheme provider refuses for any reason to provide the benefit for you, the Company shall not be liable to provide you with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

The Company reserves the right to withdraw or amend the LTD Scheme (including the level of cover provided under the LTD Scheme) at any time on reasonable notice to you.

7.9	Critical Illness

You are eligible for membership of the Company’s Critical Illness Scheme (“the CIC Scheme”).

The Company shall only be obliged to make a payment to you under the CIC Scheme if it has received payment from the CIC Scheme provider for that purpose or if you are not receiving any benefit from the CIC Scheme provider directly.

If you are eligible to receive any payment under the Company's CIC Scheme, the Company shall be entitled to appoint a successor to perform all or any of the duties required of you and your duties shall be amended accordingly.

Membership of the CIC Scheme is dependent upon the Scheme provider making the appropriate cover available. If the CIC Scheme provider refuses for any reason to provide the benefit for you, the Company shall not be liable to provide you with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

The Company reserves the right to withdraw or amend the CIC Scheme (including the level of cover provided under the CIC Scheme) at any time on reasonable notice to you.

7.10	Death in Service Benefit

The Company operates a Death in Service Scheme. Membership of the Death in Service Scheme is dependent upon the Scheme provider making the appropriate cover available. If the Scheme provider refuses for any reason to provide the benefit to you, the Company shall not be liable to provide you with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

The Company reserves the right to withdraw or amend the Death in Service Scheme (including the level of cover provided under the Scheme) at any time on reasonable notice to you.

8.	HOURS OF WORK

8.1	You are employed on a part-time basis over four days per week.

8.2

Your normal hours of work are 30 hours per week, working 9.00 am to 5.30 pm, Tuesday to Friday, or such other times as are agreed with your Manager. You are allowed to take one hour for lunch, which will be unpaid.

8.3	The Company reserves the right to re-arrange working hours in order to meet the needs of the business.

8.4	You may be required to work other such hours as are required for you to properly carry out your duties, but this will not entitle you to any additional remuneration.

8.5	You may be required to keep a record of your hours and are expected to co-operate and assist the Company in doing so.

9.	HOLIDAY ENTITLEMENT

9.1

The Company's holiday year runs from January to December. You shall be entitled to 20 days' holiday during each holiday year, plus a pro-rata entitlement to the usual Public and Bank Holidays in England and Wales.

9.2

You shall be paid your normal basic remuneration during any paid holidays. If your employment commences part way through the holiday year, your holiday entitlement during your first year of employment shall be calculated on a pro-rata basis rounded up to the nearest whole day.

9.3

Any request for holiday must be made in writing and authorised by your Manager as far in advance as possible. You should obtain authorisation before booking any holidays or paying any non-refundable deposit. No more than 10 days holiday may be taken at any one time except in exceptional circumstances. The Company reserves the right to refuse the holiday request where the needs of the business make it necessary.

9.4

The Company reserves the right to determine if and when its offices will close over the Christmas and New Year period. It will give reasonable notice each year of any such days when its offices will be closed and you will be required to ensure that you have sufficient holiday entitlement available to cover this period.

9.5

You shall not be entitled to be paid in lieu of any holiday entitlement except on termination. Holiday may only be carried forward into the next holiday year with your Manager’s permission and only in exceptional circumstances.

9.6

If you are off sick before or during any period of arranged holiday we may allow you to re- schedule your holiday and we reserve the right to require you to produce medical evidence for the relevant period before agreeing that you may do so.

9.7

On termination of your employment, for whatever reason, you shall be entitled to be paid in lieu of any accrued but untaken holiday on a pro rata basis. In the event of you having taken a greater amount of holiday than your entitlement, you agree that the Company may deduct the balance from any salary or other payments due to you. For these purposes, each day’s holiday shall be equal to 1/260 of your salary.

9.8	The Company reserves the right to require you to take any accrued but untaken holiday during your notice period.

9.9

During any continuous period of absence due to sickness or injury of one month or more, you shall only accrue statutory holiday under the Working Time Regulations and not contractual holiday as set out in clause 9.1.

10.	ABSENCE DUE TO SICKNESS AND INJURY

10.1

If you cannot attend work because you are sick or injured, you should email your Line Manager and HR@orchard-tx.com no later than one hour after  9am  or your  agreed  start time, if earlier. If possible, you should also indicate the likely duration of your absence. If you are unable to do so yourself, you must arrange for someone else to call. It is your responsibility to contact your Manager and it is not sufficient to leave messages with a colleague.

10.2	Where the absence is longer term, you and your Manager must agree on the intervals at which you will continue to report in sick, which will be on a daily basis unless your Manager states otherwise.

10.3	You must give the Company evidence of the reason you are unable to attend work as follows:

Self Certification: On returning to work after an absence of 7 or less calendar days (including weekends and public holidays), you will be required to complete a self- certification form.

Doctor’s Certificate: Where the absence extends beyond 7 continuous calendar days (including weekends and public holidays) you must obtain a certificate from your Doctor/GP, which you must give to your Manager. If you do not return to work following the expiration of your doctor’s certificate you must provide a further doctor’s certificate to your Manager, which should run concurrently. If you are a hospital in-patient, it will be sufficient for medical certificates to be provided to cover the dates of admission and discharge from hospital. Medical certificates will also be required to cover periods of convalescence.

10.4	The Company may require you to submit a doctor’s certificate confirming that you have recovered sufficiently before we allow you to resume work after a period of sickness.

10.5

Statutory Sick Pay (SSP) is payable for sickness of 4 or more qualifying days. Your qualifying days are your normal working days. The Company will continue to pay SSP up to the 28th week of absence at the rates allowed by law from time to time.

10.6

You will only qualify for SSP (where you are entitled) if you adhere strictly to the sickness notification procedure above. Any serious breach, such as the falsification of claims, may result in disciplinary action, which could lead to your dismissal.

10.7

The Company may terminate your employment by giving notice in accordance with clause 11 even when, as a result of such termination, you would or might forfeit any entitlement to benefit from SSP, long-term disability benefit and/or critical illness benefit, provided that the Company shall not terminate your employment solely on the grounds of your sickness or injury where such an entitlement or benefit would or might be forfeited.

10.8

If requested, you agree to be examined (at the Company’s expense) by a registered medical practitioner of the Company’s choosing and will authorise them to disclose the results of the examination to an appropriate person in the Company, subject to the Access to Medical Reports Act 1988. This is to allow the Company to determine whether there are any matters that might hinder or prevent you from returning to work after a period of absence through sickness or injury or, in other circumstances, from properly performing any of your duties. Any such request will be dealt with sensitively, and only when the Company considers it absolutely necessary. If you decline to be examined, the Company is entitled to draw its own conclusions as to your state of health and ability to carry out your duties.

10.9

If your absence is as a result of a third party’s negligence you will immediately notify your Line Manager of the fact and of any damages or compensation recovered by you as a result and will, if so required, refund to the Company that part of any such damages or compensation relating to your loss of earnings for the period of your incapacity as the Company may reasonably determine provided that the amount to be refunded shall not exceed the total remuneration paid to you by way of salary in respect of the period of your incapacity.

11.	TERMINATION OF EMPLOYMENT

11.1

Except where the Company is entitled to terminate your employment by summary dismissal or within your probationary period (including any extension), you are entitled to receive from, and are required to give, the Company six months’ notice.

11.2	Any notice must be given in writing.

11.3	You will not be entitled to engage in any other form of business or employment during the period of notice without the prior written consent of a Director of the Company.

11.4

Pay in Lieu of Notice - The Company reserves the right to make you a payment of basic salary only, less tax, National Insurance and any other such deductions as it is required to make by law, in lieu of any unexpired notice period.

11.5	Garden leave - If either party gives notice to terminate, the Company reserves the right during the notice period to require you:
11.5.1	not to attend any of the Company’s premises;
11.5.2	not to communicate (whether orally or in writing) with suppliers, customers, employees, agents or representatives of the Company;
11.5.3	to change the nature of your work or require you not to carry out any work;
11.5.4	to resign immediately from any office(s) you hold; and
11.5.5	to return to the Company any property belonging to it in your possession.

11.6	Notwithstanding the periods of notice specified above, the Company may terminate your employment without notice or payment in lieu of notice in the event of the following:
11.6.1	any serious, persistent and/or gross misconduct;

11.6.2	any behaviour which is, in the reasonable opinion of the Company, negligent and incompetent in the performance of your duties;
11.6.3	any serious or repeated breach or non-observance of any of the provisions of your Contract of Employment or refusal or neglect of any reasonable and lawful directions of the Company.

11.7

The rights of the Company under clause 11.6 are without prejudice to any other rights that it might have at law to terminate your employment or to accept any breach of this Contract by you as having brought your employment to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

11.8

Upon leaving the Company, you must return to the Company any of its property that is in your possession. This includes, but is not limited to, all other documents, mobile telephones, fuel cards, personal computers, working papers, information (whether stored in electronic format or otherwise) and all other records relating to the Company and its business. You agree that you will confirm in writing that you have complied with this clause, if requested to do so by the Company, within seven days of receipt of such a request.

12.	DISCIPLINARY RULES AND GRIEVANCE PROCEDURES

12.1

If you have a complaint or grievance concerning your employment, you should use the Grievance Procedure and raise it with your Manager in the first instance. Full details of the Grievance Procedure, which is not contractual, can be found in the Employee Handbook.

12.2

In instances where your performance or conduct falls below the standard normally expected it may be necessary to invoke the Company’s Disciplinary Procedures. Full details of the Disciplinary Rules and Procedures, which are not contractual, can be found in the Employee Handbook.

12.3

The Company reserves the right to suspend you during any investigation in connection with a disciplinary matter. During any period of suspension you will continue to receive your salary and contractual benefits.

13.	CONFIDENTIALITY

13.1	Definitions:

“Confidential Information” includes all confidential information concerning the property, practice or business dealings or finances of the Company and includes computer software, flowcharts, inventions, processes and research & development and commercialisation, and any other confidential information in respect of which the Company or any officer of the Company owes a duty of confidentiality to any third parties or any other information which you ought reasonably to know to be confidential, all of which may come to your knowledge by reason of your employment.

“Company” means the Company as defined in this Contract together with any other group companies, associated companies or subsidiaries.

13.2

You are aware that, in the course of your employment under this Contract, you will have access to confidential information, or information which you ought to reasonably know to be confidential, in respect of the business of the Company.

13.3

You agree that you shall not, at any time during your employment (except where it is necessary and proper in the course of your employment) or at any time after your employment is terminated, misuse, make public or disclose to any person, firm or company (including relatives and/or friends) any Confidential Information.

13.4

All notes and memoranda of any trade secrets or Confidential Information concerning the Company, including all lists of clients or customers, correspondence and all other documents, papers and records (including that stored in electronic format) which have been prepared by you or have come into your possession in the course of your employment with the Company, shall be surrendered by you at the termination of your employment or at the request of the Company at any time during the course of your employment.

13.5	Any breach of the Confidentiality clauses above will be regarded as a disciplinary matter and could lead to your dismissal.

14.	INTELLECTUAL PROPERTY

14.1

“Intellectual Property” includes computer software, letters, patents, trade marks (whether registered or unregistered designs), designs, utility models, copyrights (including design copyright applications for any of the foregoing and the right to apply for them in any part of the world), discoveries, creations, inventions or improvements on, or additions to, an invention, Confidential Information, know-how and any research (whether registered or not), moral rights and any similar rights in any country.

14.2

The parties foresee that you may make, discover or create Intellectual Property in the course of your duties under this Contract. Therefore any Intellectual Property made or discovered by you while in the service of the Company in connection with, or in any way affecting the business of, the Company or which is capable of being used or adapted for use therein or in connection therewith shall immediately be disclosed to the Company and shall belong to, and be the absolute property of, the Company.

14.3

You agree that if you are required to do so, whether during or after termination of this Contract at the expense of the Company or its nominees, you will apply or join in applying for letters patent or other similar protection in the United Kingdom or other part of the world for any Intellectual Property and execute all instruments and do all things necessary for vesting of the said letters patent or other similar protection when obtained and all right and title to and interest in the same in the Company absolutely as the sole beneficial owner or in any other such person as the Company may nominate.

14.4

If called upon reasonably to do so by the Company you will execute a power of attorney in such form as the Company may require irrevocably appointing the Company to be your attorney in your name and on your behalf to execute and do any such instrument or thing and generally to use your name for the purpose of giving to the Company the full benefit and provisions of this clause.

14.5

The rights and obligations under this clause shall continue in force after termination of this Contract in respect of Intellectual Property made during your employment and shall be binding upon your representatives.

15.	EXPENSES

15.1

The Company will meet all reasonable expenses wholly, properly and necessarily incurred by you in the course of your employment in accordance with its Expenses Policy, which can be found in the Employee Handbook, and upon your production of appropriate receipts and any other supporting documentation as required.

16.	OTHER EMPLOYMENT

16.1

You may not, without the prior written consent of a Director of the Company which shall not be unreasonably withheld, engage in any form of business or employment other than your employment with the Company whether inside or outside your normal hours of work.

16.2

Nothing in this clause 16 shall prevent you from holding or otherwise being interested in any shares or other securities of any company which are for the time being quoted on any recognised stock exchange, so long as that interest in such shares or other securities does not extend to more than 5% of the total amount of such shares or securities.

17.	HEALTH AND SAFETY

17.1

In accordance with the requirements of the Health and Safety at Work Act 1974, the Company has a Health and Safety Policy Statement. A copy of this is contained in the Employee Handbook. You must read and ensure you are familiar with the Health and Safety Policy in the Employee Handbook. You will be expected to use any safety equipment provided by the Company and to take responsibility for your own health and safety as well as that of others.

17.2	If you work at the Company’s research partners’ premises you must ensure that you familiarise yourself and comply with site-specific Health and Safety requirements.

17.3	Any breach of the Health and Safety rules and procedures will be subject to the Disciplinary Procedure.

18.	COLLECTIVE AGREEMENTS

18.1	There are no collective agreements in force affecting your employment.

19.	PROCESSING OF INFORMATION

19.1

You consent to the Company and its appointed agents where reasonably necessary, holding and processing, both electronically and manually, the data that it collects in relation to you and your employment. This will include other personal data that they require for the purposes of this employment. This will be for the purposes of the Company’s management and administration of its employees and its business and/or for compliance with applicable procedures, laws and regulations and to the storage, transfer and processing by the Company or its agent(s) of such data. The records that the Company holds and processes will include, but are not limited to, personal details held within the personnel records and information concerning sickness and absence.

20.	MONITORING OF E-MAILS, INTERNET AND TELEPHONE CALLS
20.1

There are times when the Company may need to monitor the use of e-mails, the Internet and telephone calls made by its Directors and employees, for example, to investigate suspected misuse or breaches of the law or Company rules and procedures. By signing this Contract, you consent to the Company so doing. Further details are set out in the Employee Handbook.

21.	RESTRICTIVE COVENANTS

Definitions:

“Customer” means any customer or client of the Company in connection with the Restricted Business or any other person, firm or company to whom the Company has presented to or approached or with whom the Company has negotiated with a view to that person becoming a customer or client of the Company in connection with the Restricted Business and who became a customer within six months following the Termination Date and in each case provided that during the twelve month period immediately prior to the Termination Date you have dealt or sought to deal on behalf of the Company with that customer, client or person or you have been responsible during such period for that customer, client or person;

“Termination Date” means the date on which your employment with the Company ceases;

“Restricted Business” means services relating to research and development and commercialisation of gene therapy medicine but limited to services of a kind with which you were concerned, or involved in, during the course of your employment with the Company during the twelve month period immediately prior to the Termination Date or for which you have been responsible during such period;

“Restricted Person” means any person who has at any time in the period of twelve months prior to the Termination Date been employed by the Company or who is a consultant to the Company and in either case works in a senior executive or a senior technical or senior advisory capacity in the Restricted Business and who was known to, or worked with, you during that period.

21.1	Non-competition

In order to protect the legitimate business interests of the Company you shall not, for a period of six months after the Termination Date either on your own account or by or in association with any other person, directly or indirectly engage in, or be concerned with, any trade or business which is in competition with the Restricted Business.

21.2	Non-solicitation of customers

You shall not, for a period of six months after the Termination Date either personally or by an agent and either on your own account or by or in association with any other person or otherwise, directly or indirectly canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any Customer for orders or instructions in respect of any goods or services provided or supplied by the Company in connection with the Restricted Business.

21.3	Non-dealing with customers

You shall not, for a period of six months after the Termination Date either personally or by an agent and either on your own account or by or in association with any other person or otherwise, directly or indirectly engage in the Restricted Business with any Customer.

21.4	Non-solicitation of employees

You shall not, during your employment or for a period of six months after the Termination Date either personally or by an agent and either on your own account or for or in association with any other person, directly or indirectly solicit, endeavour to entice away, induce to break their contract of employment or offer employment to any Restricted Person.

21.5	Non-interference with supplies

You shall not, for a period of six months after the Termination Date either personally or by an agent and either on your own account or for or in association with any other person, directly or indirectly interfere or seek to interfere or take such steps as may be likely to interfere with the continuance of supplies to the Company in respect of the Restricted Business (or the terms relating to such supplies) from any supplier or seek to damage the relationship between any supplier and the Company who has supplied goods or services to the Company in the twelve month period immediately prior to the Termination Date by the Company.

21.6	General

You undertake with the Company that you will observe any substitute restrictions (in place of those set out above) as the Company may from time to time specify in writing which are in all respects less restrictive in extent than those specified above.

Each of the restrictions in this clause 21 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

In the event that for a period immediately preceding the Termination Date you shall have been placed on garden leave in accordance with clause 11.5, the periods after the Termination Date referred to in this clause 21 shall be reduced by a period equal to the period of such suspension immediately preceding the Termination Date.

If any breach or violation of any of the terms of the restrictions in this clause occurs, you and the Company agree that damages alone may not compensate for such breach or violation and that injunctive relief is reasonable and essential to safeguard the interests of the Company and that an injunction in addition to any other remedy may accordingly be obtained by the Company. No waiver of any such breach or violation shall be implied from the forbearance or failure by the Company to take action in respect of such breach or violation.

You fully understand the meaning and effect of the covenants given by you in this Contract and confirm, acknowledge and accept that the covenants and restrictions are fair and reasonable in all the circumstances at the time this Contract was made.

You hereby agree that if you are offered employment by any third party, you will provide that prospective employer with a copy of this clause in this Contract before commencing any employment with that prospective employer.

22.	GOVERNING LAW
22.1

Your terms of employment with the Company are governed by English law and the parties submit to the exclusive jurisdiction of Courts of England and Wales. The invalidity or un- enforceability of any provision of this Contract shall not affect the validity or enforceability of any other provision of this Contract.

23.	VARIATION OF TERMS
23.1	The Company reserves the right to vary and amend the terms and conditions of employment from time to time and will give you reasonable notice of any such change.

24.	CANCELLATION OF EARLIER AGREEMENTS

24.1	This Contract supersedes all earlier agreements or arrangements between you and the Company or any associates, subsidiaries or group companies.

25.	THIRD PARTY RIGHTS

25.1	No person other than you and the Company may enforce any terms of this Contract.

I have read and understood the terms and conditions set out in this Contract and agree to them. I also confirm that I am not in breach of any former or existing terms of employment or any other legally binding obligation owed to any person or entity.

Hubert Gaspar

Signed:	/s/ Bobby Gaspar

Dated:	12/8/2017

On behalf of Orchard Therapeutics Ltd

Name:	Mark Rothera

Title:	President & CEO

Signed:	/s/ Mark Rothera

Dated:	1/8/2018

24 May 2019

CONFIDENTIAL

Dr Hubert Gaspar

[Address]

Dear Dr Gaspar

I am writing to confirm the terms of employment which are offered to you by Orchard Therapeutics (Europe) Limited ("the Company") with effect from 24 May 2019.

The Company proposes that the contract of employment between you and the Company which was signed by you on 8 January 2018 is varied as follows:

1.	Clause 11.1 shall be amended so as to read as follows:

"Except where (a) the Company is entitled to terminate your employment by summary dismissal, (b) you are within your probationary period (including any extension), or (c) the provisions of clauses 26 or 27 apply, you are entitled to receive from, and are required to give, the Company six months' notice".

2.	By inserting new clause 26, which shall read as follows:
26.	COMPENSATION UPON TERMINATION outside a change of control period

Termination by the employee for Good Reason

26.1

Subject to the remainder of this clause 26, if you give notice to terminate your employment as a direct consequence of the occurrence of a Good Reason (as defined in clause 26.2) and after following the Good Reason Process (as set out in clause 26.3) you shall be entitled to receive:

(a)	an amount equal to nine months of your Basic Salary, subject to deductions for income taxation and national insurance contributions (the "Severance Payment");
(b)

notwithstanding anything to the contrary in the Company's bonus plan for senior executives, as in effect from time to time, an amount equal to your annual cash incentive compensation for the year prior to the year in which your employment terminates, but only to the extent that it (i) has not already been paid, and (ii) otherwise would have been earned if you had remained employed through the payment date (the "Prior Year Bonus");

(c)	either (such option to be at the Company’s election and in accordance with applicable law):
(i)

to the extent permissible under the rules of the relevant schemes, continued coverage under the Health Insurance Scheme, the LTD Scheme, the Critical Illness Scheme and Death in Service Scheme following the termination of your employment on the terms currently available to you and subject to the rules of the relevant scheme and the terms of any related policy of insurance as amended from time to time; or

(ii)	an amount equal to the cost to the Company of providing coverage to you under the Health Insurance Scheme, the LTD Scheme, the Critical Illness Scheme and Death in

Orchard Therapeutics (Europe) Limited

Address: 108 Cannon Street, London, EC4N 6EU

Phone: +44 (0) 20 3808 8286
Website: www.orchard-tx.com
Company Number: 09759506

Service Scheme following the termination of your employment at the premium rate which applied immediately prior to the termination of your employment;

either option being termed the "Benefits" and in either case such Benefits shall be provided for a period of nine months; and

(d)	either (such option to be at your election):
(i)

a contribution by the Company of up to £15,000 towards the cost of services to be provided to you by an outplacement services provider to be selected by the Company, provided that you begin utilising such services no later than one month after the termination of your employment, such payment to be made directly to the provider following receipt of appropriate invoices addressed to you; or

(ii)	the amount of £11,250 in lieu of a contribution towards the cost of outplacement services;

either option being termed the "Outplacement".

26.2	For the purpose of this clause 26, "Good Reason" means the occurrence of any of the following events without your express consent:
(a)

a material diminution in your responsibilities, authority or duties, provided that any organisational change that results only in a change in your reporting structure or arises from your suspension for the purpose of a disciplinary investigation or a disciplinary sanction issued to you by the Company pursuant to the Company's Disciplinary Procedures shall not constitute a material diminution in your responsibilities, authority or duties;

(b)

a material diminution in your Basic Salary, except for across-the-board salary reductions based on the Company's financial performance similarly affecting all or substantially all senior management employees of the Company;

(c)	a material change in the geographic location at which you are required to provide services to the Company; or
(d)	a material breach of this agreement by the Company.
26.3	For the purpose of this clause 26, "Good Reason Process" means that:
(a)	you have reasonably determined in good faith that one of the Good Reason conditions listed in clause 26.2(a) to 26.2(c) has occurred;
(b)	you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition;
(c)	you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the "Cure Period"), to remedy the condition;
(d)	notwithstanding such efforts, the Good Reason condition continues to exist; and
(e)	you have terminated your employment by giving notice to the Company within 60 days following

Orchard Therapeutics (Europe) Limited

Address: 108 Cannon Street, London, EC4N 6EU

Phone: +44 (0) 20 3808 8286
Website: www.orchard-tx.com
Company Number: 09759506

the conclusion of the Cure Period.
26.4

For the avoidance of doubt, the parties agree that if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred and you shall have no rights in connection with or under this clause 26.

26.5

The entitlements under clause 26.1 above shall replace any entitlement to notice under clause 11 of this agreement and shall be inclusive of any statutory entitlement to which you would be entitled on termination of your employment.

Termination by the Company without Cause

26.6	Subject to the remainder of this clause 26, if the Company gives notice to terminate your employment without Cause (as defined in clause 27.10), you shall be entitled to receive:
(a)

six months' written notice in writing from the Company.  The Company may exercise its rights under clauses 11.4 (Payment in Lieu of Notice) or 11.5 (Garden Leave) of this agreement at any time during that period;

(b)	an amount equal to three months of your Basic Salary, subject to deductions from income taxation and national insurance contributions (the "Without Cause Severance Payment");
(c)	the Prior Year Bonus;
(d)

the Benefits for a period of nine months (save that where you are required to work your notice period, or serve your notice period on garden leave, the time such period shall be reduced pro rata for the period of the notice); and

(e)	the Outplacement.

Payment Terms

26.7

The Severance Payment, the Without Cause Severance Payment and any Benefits payment pursuant to clauses 26.1(c)(ii) shall be paid to you in substantially equal monthly instalments in accordance with the Company's payroll practice following the termination of your employment.

26.8

The Prior Year Bonus (if applicable) shall be paid in a lump sum when such amount is actually determined and annual bonuses are paid out to executives of Orchard Therapeutics North America for the relevant period, provided that the Prior Year Bonus (if applicable) shall be paid no later than the 15 March following date on which your employment terminates.

26.9

Whichever of the Benefits options is paid or provided to you, it shall cease upon you receiving equivalent cover via a new employment or through spouse or partner coverage, and you shall be obliged to notify the Company within seven days of obtaining new employment on such terms or otherwise receiving equivalent cover.

26.10

Each of the Severance Payment, Without Cause Severance Payment, Prior Year Bonus and any Benefits and Outplacement payments shall be subject to deductions for income taxation and national insurance contributions, and you undertake to be responsible for any income tax or employees' national insurance contributions due in respect of such benefits and to indemnify the Company in respect of the same.

Orchard Therapeutics (Europe) Limited

Address: 108 Cannon Street, London, EC4N 6EU

Phone: +44 (0) 20 3808 8286
Website: www.orchard-tx.com
Company Number: 09759506

26.11

The payments and benefits referred to in this clause 26 shall be subject to and conditional on you signing a settlement agreement in a form and manner acceptable to the Company within 60 days of the date on which your employment terminates and which shall include, without limitation, a general release of contractual and statutory claims against the Company and all related persons and entities and a reaffirmation of all of your continuing obligations to the Company under this agreement or any other agreement between you and the Company which are expressed to survive termination of your employment (including but not limited to clauses 13 (Confidentiality), 14 (Intellectual Property) and 21 (Restrictive Covenants) of this agreement).

3.	By inserting new clause 27, which shall read as follows:
27.	COMPENSATION UPON TERMINATION within a change of control period

Termination by the employee for Good Reason within a change of control period

27.1

This clause 27 shall apply in lieu of and shall supersede the provisions of clause 26 if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control of the Parent (such period, the "Change in Control Period").  For the avoidance of doubt, the provisions of this clause 27 shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control of the Parent.

27.2

Subject to the remainder of this clause 27, if during the Change in Control Period your employment is terminated by the Company without Cause or you terminate your employment for a Good Reason as defined in clause 26.2 and after following the Good Reason Process set out in clause 26.3, you shall be entitled to receive:

(a)

an amount equal to twelve months of your Basic Salary (or your Basic Salary in effect immediately prior to the Change in Control of the Parent, if higher), subject to deductions for income taxation and national insurance contributions (the "CIC Good Reason Severance Payment"); and

(b)	an amount equal to your target annual bonus compensation for the financial year in which your employment terminates (the "Target Bonus");
(c)	the Benefits for a period of 12 months; and
(d)	the Outplacement.
27.3

The entitlements set out under clause 27.2 above shall replace any entitlement to notice under clause 11 of this agreement and shall be inclusive of any statutory entitlement to which you would be entitled on termination of your employment.

Termination by the Company without Cause

27.4	Subject to the remainder of this clause 27, if the Company gives notice to terminate your employment without Cause (as defined in clause 27.10), you shall be entitled to receive:
(a)

six months' written notice in writing from the Company.  The Company may exercise its rights under clauses 11.4 (Payment in Lieu of Notice) or 11.5 (Garden Leave) of this agreement at any time during that period;

Orchard Therapeutics (Europe) Limited

Address: 108 Cannon Street, London, EC4N 6EU

Phone: +44 (0) 20 3808 8286
Website: www.orchard-tx.com
Company Number: 09759506

(b)	an amount equal to six months of your Basic Salary, subject to deductions from income taxation and national insurance contributions (the "CIC Without Cause Severance Payment");
(c)	the Target Bonus;
(d)

the Benefits for a period of 12 months (save that where you are required to work your notice period, or serve your notice period on garden leave, the time such period shall be reduced pro rata for the period of the notice); and

(e)	the Outplacement.

Payment Terms

27.5	The CIC Good Reason Severance Payment, the CIC Without Cause Severance Payment and the Target Bonus shall be paid in a lump sum within sixty days of date on which your employment terminates.
27.6

Whichever of the Benefits options is paid or provided to you, it shall cease upon you receiving equivalent cover via a new employment or through spouse or partner coverage, and you shall be obliged to notify the Company within seven days of obtaining new employment on such terms or otherwise receiving equivalent cover.

27.7

Each of the CIC Good Reason Severance Payment, the CIC Without Case Severance Payment, the Target Bonus and any Benefits and Outplacement payments shall be subject to deductions for income taxation and national insurance contributions, and you undertake to be responsible for any income tax or employees' national insurance contributions due in respect of such benefits and to indemnify the Company in respect of the same.

27.8

Without prejudice to any other provision of this agreement and subject to the remainder of this clause if during the Change in Control Period your employment is terminated by the Company without Cause or you terminate your employment for a Good Reason as defined in clause 26.2 and after following the Good Reason Process set out in clause 26.3, then the Company shall procure that notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by you ("Equity Awards") you hold shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of the date on which your employment terminates or the date of the settlement agreement entered into pursuant to clause 27.9 below (the "Accelerated Vesting Date"), provided that any termination or forfeiture of the unvested portion of such Equity Awards that would otherwise occur on the date on which your employment terminates in the absence of this clause 27.7 will be delayed until the date of the settlement agreement entered into pursuant to clause 27.9 below, and will only occur if the settlement agreement does not become effective; and

27.9

The payments and benefits referred to in this clause 27 shall be subject to and conditional on you signing a settlement agreement in a form and manner acceptable to the Company within 60 days of the date on which your employment terminates and which shall include, without limitation, a general release of contractual and statutory claims against the Company and all related persons and entities and a reaffirmation of all of your continuing obligations to the Company under this agreement or any other agreement between you and the Company which are expressed to survive termination of your employment (including but not limited to clauses 13 (Confidentiality), 14 (Intellectual Property) and 21 (Restrictive Covenants) of this agreement).

Orchard Therapeutics (Europe) Limited

Address: 108 Cannon Street, London, EC4N 6EU

Phone: +44 (0) 20 3808 8286
Website: www.orchard-tx.com
Company Number: 09759506

Definitions

27.10	For the purpose of clauses 26 and 27:
(a)	Cause" shall mean
(i)	your arrest for or conviction of a crime;
(ii)	your material breach of this agreement or other obligation to the Company;
(iii)	your gross or wilful negligence in performing your duties or material failure to perform your duties;
(iv)	your wilful failure or refusal to accept, acknowledge or carry out the Company’s lawful and reasonable written direction;
(v)

your conduct which is unlawful, fraudulent, dishonest, creates a conflict of interest with the Company, causes material damage to the Company or materially interferes with the Company’s business operations.

(b)	"Change in Control of the Parent" shall mean a "Sale Event" as defined in Orchard Therapeutics plc 2018 Share Option and Incentive Plan.
4.

You acknowledge that because of the nature of your duties and the particular responsibilities arising as a result of such duties owed to the Company, you have knowledge of Confidential Information (including but not limited to details of customers and suppliers), and you are therefore in a position to harm the Company's legitimate business interests if he were to make use of such Confidential Information for your own purposes or for the purposes of another.  Accordingly, in consideration of the benefits provided to you under new clauses 26 and 27, clause 21 is amended to:

(a)	replace the word "six" in clauses 21.2 and 21.4 with the word "nine";
(b)	replace the word "six" in clauses 21.3 and 21.5 with the word "twelve"; and
(c)

add the following wording at the end of clause 21.6 "None of the restrictions in clause 21 shall prevent you from holding an investment by way of shares or other securities of not more than 5 per cent. of the total issued share capital of any company whether or not it is listed or dealt in on any recognised stock exchange".

Please sign a copy of this letter in the space indicated below to confirm your acceptance of these terms and return a copy to me.

Yours sincerely

For and on behalf of Orchard Therapeutics (Europe) Limited

I, Dr Hubert Gaspar, confirm my agreement to the variations to my contract of employment which are outlined in this letter.

/s/ Hubert Gaspar
Dr Hubert Gaspar

Date: 28 May 2019

Orchard Therapeutics (Europe) Limited

Address: 108 Cannon Street, London, EC4N 6EU

Phone: +44 (0) 20 3808 8286
Website: www.orchard-tx.com
Company Number: 09759506